Exhibit 99.1
NEWS RELEASE
For further information contact
Richard Preckel, 636-733-1600
MAVERICK TUBE CORPORATION PRICES $220 MILLION 1.875% CONVERTIBLE SENIOR SUBORDINATED NOTE OFFERING
ST. LOUIS, November 9, 2005 – Maverick Tube Corporation (NYSE:MVK) announced today that it has priced a private offering of $220 million aggregate principal amount of 1.875% convertible senior subordinated notes due 2025. Maverick has also granted the initial purchaser of the notes a 30-day option, solely to cover overallotments, to purchase up to an additional aggregate $30 million of the notes. The sale of the notes is expected to close on November 15, 2005, subject to customary closing conditions.
Maverick intends to use the net proceeds of the offering to repurchase shares of Maverick common stock in the open market and in private transactions or for other general corporate purposes. Maverick entered into a portion of these repurchases contemporaneously with the pricing of the notes. In addition, Maverick intends to use approximately $25.7 million of the net proceeds of the offering (assuming the initial purchaser does not exercise its option to purchase additional notes to cover overallotments) to pay the net cost of the convertible note hedge and warrant transactions described below.
The notes will be convertible beginning on August 15, 2013, or earlier upon the occurrence of certain events, into a combination of cash and shares of Maverick’s common stock at an initial conversion rate of 24.6406 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of $40.58 per share of common stock). The initial conversion price represents a premium of approximately 21% to the $33.54 per share closing price of Maverick’s common stock on the New York Stock Exchange on November 9, 2005. The notes will provide for “net share settlement” of any conversions, meaning that upon any conversion Maverick will pay the noteholder an amount in cash of up to the lesser of the conversion value or the par value of the notes and will settle any excess of the conversion value above the notes’ par value in common stock.
In connection with the offering, Maverick has entered into convertible note hedge and warrant transactions in respect of its common stock with an affiliate of the initial purchaser of the notes. These transactions are intended to reduce the potential dilution upon future conversion of the notes by providing Maverick with the option, subject to certain exceptions, to acquire shares which offset the delivery of newly issued shares upon settlement of conversions of the notes. This would have the economic effect to Maverick of increasing the conversion price of the notes to $52.00 per share, representing a 55% conversion premium to the per share closing price on November 9, 2005. If the initial purchaser exercises its option to purchase additional notes to cover overallotments, Maverick may enter into additional convertible note hedge and warrant transactions.
The convertible notes will pay interest semiannually in arrears through maturity at an annual rate of 1.875% and will mature on November 15, 2025. Maverick may redeem for cash all or part of the notes (i) on November 15, 2013 at a price equal to 100.25% of the principal amount of the notes plus accrued and unpaid interest, or (ii) after November 15, 2013 at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. Holders of the notes will have the right to require Maverick to purchase for cash all or any portion of their notes (i) on November 15, 2013 at a price equal to 100.25% of the principal amount of the notes plus accrued and unpaid interest and (ii) on November 15, 2015, November 15, 2020 and upon the occurrence of a fundamental change at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. The notes will be subordinated to existing and future senior indebtedness and will be pari passu with Maverick’s existing senior subordinated notes due 2033.
The other party to the convertible note hedge and warrant transactions has advised Maverick that it has purchased shares of Maverick’s common stock. If Maverick enters into additional convertible note hedge and warrant transactions upon an exercise by the initial purchaser of its option to purchase additional notes to cover overallotments, the other party to such transaction is expected to purchase shares of Maverick’s common stock or enter into over-the-counter derivatives transactions linked to Maverick’s common stock contemporaneously with such transaction. In addition, in each case, after entering into the transactions, the other party may continue to purchase and may sell shares of Maverick’s common stock in secondary market transactions and may enter into or unwind over-the-counter derivative transactions.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes or the common stock issuable upon conversion of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.
Maverick Tube Corporation is a St. Louis, Missouri based manufacturer of tubular products in the energy industry for exploration, production, and transmission, as well as industrial tubing products (steel electrical conduit, HSS, standard pipe, pipe piling, and mechanical tubing) used in various applications.
This news release may contain forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under “Risk Factors” and elsewhere in Maverick’s Form 10-K for its year ended December 31, 2004.